Exhibit 99.2
SIMMONS FIRST NATIONAL CORPORATION
2006 EMPLOYEE STOCK PURCHASE PLAN OFFERING

1. Definitions.

(a) "Employee" means any person, including officers and directors, who is employed for purposes of Section 423(b)(4) of the Code by the Company or any of its subsidiaries. Neither service as a director nor payment of a director's fee shall be sufficient to make an individual an Employee of the Company or a subsidiary.

(b)  "NCCGC" means the Nominating, Compensation and Corporate Governance Committee of the Company.

(c) "Offering Date" means a date selected by the NCCGC for an Offering to commence.

(d) "Purchase Date" means one or more dates during an Offering established by the NCCGC on which Purchase Rights granted under the Plan shall be exercised and as of which purchases of shares of SFNC Stock shall be carried out in accordance with such Offering.

(e) "Purchase Right" means an option to purchase shares of SFNC Stock granted pursuant to the Plan.

(f) "Trading Day" means any day the exchange(s) or market(s) on which shares of SFNC Stock are listed, whether it be any established stock exchange, the NASDAQ National Market, the NASDAQ SmallCap Market or otherwise, is open for trading.

In this document, capitalized terms not otherwise defined shall have the same definitions of such terms as in the Simmons First National Corporation 2006 Employee Stock Purchase Plan.

2. Grant; Offering Date.

(a) The NCCGC hereby authorizes an Offering pursuant to the terms of this instrument.

(b) Each of the five (5) Offerings authorized in the Plan hereunder shall begin on January 1 and end on December 31 of each calendar year. Each Offering shall be twelve (12) months in duration. Except as provided below, a Purchase Date is the last day of an Offering.

(c) Notwithstanding the foregoing: (i) if any Offering Date falls on a day that is not a Trading Day, then such Offering Date shall instead fall on the next subsequent Trading Day and (ii) if any Purchase Date falls on a day that is not a Trading Day, then such Purchase Date shall instead fall on the immediately preceding Trading Day.

(d) Prior to the commencement of any Offering, the NCCGC may change any or all terms of such Offering and any subsequent Offerings. The granting of Purchase Rights pursuant to each Offering hereunder shall occur on each respective Offering Date unless prior to such date (i) the NCCGC determines that such Offering shall not occur, or (ii) no shares of SFNC Stock remain available for issuance under the Plan in connection with the Offering.

3. Eligible Employees.

(a) All Employees of the Company and each of its subsidiaries shall be granted Purchase Rights to purchase shares of SFNC Stock on the Offering Date of each Offering, provided that each such Employee otherwise meets the eligibility requirements of Section 5 of the Plan on the Offering Date.

(b) Notwithstanding the foregoing, the following Employees shall not be Eligible Employees or be granted Purchase Rights under an Offering: (i) Employees who upon the Offering Date have not been employed by the Company or any of its subsidiaries for at least two years (on a cumulative basis); or (ii) Employees owning five percent (5%) or more of the outstanding shares of SFNC Stock with stock ownership computed in accordance with Section 423(b)(3) of the Code, including ownership of shares subject to unexercised or unvested stock options.

4. Purchase Rights.

(a) Subject to the limitations contained herein and in the Plan, on each Offering Date each Eligible Employee shall be granted a Purchase Right to purchase the number of shares of SFNC Stock purchasable with up to the lesser of (i) three percent (3%) of such Eligible Employee's Earnings paid during the period of such Offering, or (ii) Seven Thousand Five Hundred Dollars ($7,500.00).

(b) For this Offering, "Earnings" means regular periodic compensation plus elective contributions paid during the period of such Offering, including all salary, wages (including amounts elected to be deferred by the Employee, that would otherwise have been paid, under any cash or deferred arrangement or other deferred compensation program established by the Company), overtime pay, commissions, and other remuneration paid directly to the Employee, but excluding bonuses, incentive plan payments, profit sharing, the cost of employee benefits paid for by the Company, education or tuition reimbursements, traveling expenses, business and moving expense reimbursements, contributions made by the Company under any employee benefit plan, and similar items of compensation.

(c) Notwithstanding the foregoing, the maximum number of shares of SFNC Stock that an Eligible Employee may purchase on any Purchase Date in an Offering shall be such number of shares as has a Fair Market Value (determined as of the Offering Date for such Offering) equal to (x) $25,000 multiplied by the number of calendar years in which the Purchase Right under such Offering has been outstanding at any time, minus (y) the Fair Market Value of any other shares of SFNC Stock (determined as of the relevant Offering Date with respect to such shares) that, for purposes of the limitation of Section 423(b)(8) of the Code, are attributed to any of such calendar years in which the Purchase Right is outstanding. The amount in clause (y) of the previous sentence shall be determined in accordance with regulations applicable under Section 423(b)(8) of the Code based on (i) the number of shares previously purchased with respect to such calendar years pursuant to such Offering or any other Offering under the Plan, or pursuant to any other Company plans intended to qualify as employee stock purchase plans under Section 423 of the Code, and (ii) the number of shares subject to other Purchase Rights outstanding on the Offering Date for such Offering pursuant to the Plan or any other such Company employee stock purchase plan.

(d) The maximum aggregate number of shares of SFNC Stock available to be purchased by all Eligible Employees under an Offering shall be the number of shares of SFNC Stock remaining available under the Plan on the Offering Date. If the aggregate purchase of shares of SFNC Stock upon exercise of Purchase Rights granted under the Offering would exceed the maximum aggregate number of shares available, the NCCGC shall make a pro rata allocation of the shares available in a uniform and equitable manner.

5. Purchase Price.

The purchase price of shares of SFNC Stock under the Offering shall be the lesser of: (i) ninety-five percent (95%) of the Fair Market Value of the shares of SFNC Stock on the Offering Date or (ii) or ninety-five percent (95%) of the Fair Market Value of the shares of SFNC Stock on the applicable Purchase Date, in each case rounded up to the nearest whole cent per share.

6. Participation.

(a) An Eligible Employee may elect to participate in an Offering on the Offering Date. An Eligible Employee shall become a Participant in an Offering by delivering an enrollment form  authorizing payroll deductions. Such deductions must be in whole percentages of Earnings, with a minimum percentage of one percent (1%) and a maximum percentage of three percent (3%) per pay period, but in no case to exceed $7,500 annually. A Participant may not make additional payments into his or her account. A Participant shall complete such enrollment form as the Company provides, and the completed enrollment form must be delivered to the Company prior to the date participation is to be effective, unless a later time for filing the enrollment form is set by the Company for all Eligible Employees with respect to a given Offering.

(b) A Participant may increase or reduce (including to zero) his or her participation level once during an Offering Period, excluding only each ten (10) day period immediately preceding a Purchase Date (or such shorter period of time as determined by the Company and communicated to Participants). In addition, a Participant may reduce his or her participation level to zero percent (0%) at any time during the course of an Offering, excluding only each ten (10) day period immediately preceding a Purchase Date (or such shorter period of time as determined by the Company and communicated to Participants). Any such change in participation shall be made by delivering a notice to the Company in such form and at such time and place as the Company provides.

(c) A Participant may withdraw at any time prior to the end of an Offering and receive his or her accumulated payroll deductions from the Offering without interest, on the Purchase Date, by delivering a withdrawal notice to the Company in such form as the Company provides. A Participant who has withdrawn from an Offering shall not again participate in such Offering, but may participate in subsequent Offerings under the Plan in accordance with the terms of the Plan and the terms of such subsequent Offerings. In the event of a Participant's retirement, death, disability or termination of employment, his or her participation in an offering shall cease, no further payroll deductions shall be made, and the balance in the Participant's account shall be paid to the Participant, or, in the event of the Participant's death, to the Participant's beneficiary designated on a form approved by the NCCGC (or, if the Participant has not designated a beneficiary, to his or her estate).

(d) Notwithstanding the foregoing or any other provision of this Offering document or of the Plan to the contrary, neither the enrollment of any Eligible Employee in the Plan nor any forms relating to participation in the Plan shall be given effect until such time as a registration statement covering the registration of the shares under the Plan that are subject to the Offering has been filed by the Company and has become effective.

7. Purchases.

Subject to the limitations contained herein, on each Purchase Date, each Participant's accumulated payroll deductions (without any increase for interest) shall be applied to the purchase of whole shares of SFNC Stock, up to the maximum number of shares permitted under the Plan and the Offering.

8. Notices and Agreements.

Any notices or agreements provided for in an Offering or the Plan shall be given in writing, in a form provided by the Company, and unless specifically provided for in the Plan or this Offering, shall be deemed effectively given upon receipt or, in the case of notices and agreements delivered by the Company, five (5) days after deposit in the United States mail, postage prepaid.

9. Exercise Contingent on Stockholder Approval.

The Purchase Rights granted under an Offering are subject to the approval of the Plan by the stockholders of the Company as required for the Plan to obtain treatment as a tax-qualified Employee Stock Purchase Plan.

10. Offering Subject to Plan.

Each Offering is subject to all the provisions of the Plan, and the provisions of the Plan are hereby made a part of the Offering. The Offering is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of an Offering and those of the Plan (including interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan), the provisions of the Plan shall control.

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